CONTACT:	Alfred A. Pease
Chairman, President & CEO
734 414-6100

Perceptron Appoints Vice President and Chief Financial Officer

Plymouth, Michigan, June 25, 2007 - Perceptron, Inc. (NASDAQ: PRCP) today announced the appointment of John H. Lowry III as Vice President and Chief Financial Officer. Mr. Lowry joins the Company from Catuity, Inc., a provider of I.T. software and services, where he served as Vice President and Chief Financial Officer since 2000.
Prior to Catuity, from August 1992 to January 2000, Mr. Lowry was Vice President – Finance for Kelly Services Inc, a staffing services company, where he was responsible for the financial activities for operations of over 500 staffing offices in 190 cities with annual sales exceeding $800 million. From August 1982 to August 1992 he was Corporate Controller for Crain Communications Inc, a magazine publishing company in Michigan. Prior to this he was a Senior Manager at Arthur Andersen & Co. Mr. Lowry holds a Master’s degree in Business Administration and a Bachelor’s degree in Engineering from the University of Michigan.

“We are excited to have someone of Jack’s caliber join our Company,” said Alfred A. Pease, chairman, president and chief executive officer. “He brings with him a wealth of financial and operational experience, gained in public corporations as large as $5.0 billion. He is expected to play a key role in Perceptron’s continued growth.”

About Perceptron
Perceptron develops, produces and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and customer support services. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 245 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore and China. For more information, please visit www.perceptron.com.

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